EXHIBIT.99.1

INTELLECTUAL PROPERTY AGREEMENT

This INTELLECTUAL PROPERTY AGREEMENT ("Agreement") is effective as of February 14, 2013 (the "Effective Date"), between Pinwrest Development Group, LLC, a limited liability company formed under the laws of the State of Delaware ("Licensor") and Mark Dodd ("Licensee").  Licensor and Licensee are sometimes referred to herein individually as, "Party" and collectively as, the "Parties." Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the APA (as defined below).

WITNESSETH

WHEREAS, on February 14, 2013, Licensor purchased certain Intellectual Property listed, at least partially, on Exhibit A pursuant to an Asset Purchase Agreement dated as of February 14, 2013 ("APA") among Licensor, The Dodd Group LLC ("TDG") and the Series A Preferred Member and the Series B Preferred Members; and

WHEREAS, Licensee was a shareholder of TDG and involved in the original development of the Intellectual Property purchased by Licensor and desires to continue to conduct business in the Footwear Field (as defined below) utilizing such Intellectual Property; and

WHEREAS, Licensor has agreed in Section 9.1 of the APA to grant Licensee certain rights to the Intellectual Property purchased by Licensor from TDG with respect to the applicability of such Intellectual Property to the Footwear Field;  and

WHEREAS, the Parties wish to set forth the terms and conditions of the license to Licensee of certain rights in the Licensed IP.

NOW, THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, the Parties agree as follows:

I.              DEFINITIONS

1.1           Definitions. For purposes of this Agreement, the following capitalized terms shall have the following meanings:

“Affiliate” shall mean with respect to any Party, any person or entity controlling, controlled by or under common control with such Party. For purposes of this Section 1.1, “control” shall mean (a) in the case of a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such corporate entity; and (b) in the case of an entity that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

"Confidential Information" shall have the meaning set forth in Section 8.1.

“Documentation” shall mean all records regardless of medium containing know-how, notebooks, reports, data, applications for approval, approvals and all writings, including magnetically recorded writings or legible and readable copies thereof, which relate to or describe the manufacture, use, sale, or characteristics of products, services, or subject matter of the Licensed IP.

“Effective Date” shall have the meaning set forth in the preamble of this Agreement.

“Footwear Field” shall mean the business of (i) designing, manufacturing, and selling footwear products including, but not limited to shoes, sandals, boots, slippers, and the like, and components of such footwear products, including insoles, outsoles, uppers, supports, tongues, and the like, (ii) providing services, including but not limited to design services, logistics services, assembly services, warranty administration services, technical support services and diagnostic services, reasonably related or incidental to the development, manufacture, sale, or distribution of footwear products and components, and (iii) licensing third parties to design, manufacture, develop, provide, or sell footwear products and components or services reasonably related or incidental to the development, manufacture, sale, or distribution of footwear products and components.

“Improvements” shall mean all patentable and non-patentable inventions, discoveries, technology and information of any type whatsoever, including without limitation materials, compounds, methods, processes, technical information, knowledge, experience and know-how which utilize, incorporate, derive from, or are based on the Licensed IP or could not be conceived, developed or reduced to practice but for the use of the Licensed IP.

“Intellectual Property” shall mean all rights, privileges and priorities provided under federal, state, foreign and multinational law relating to intellectual property, including without limitation all: (i) (A) patents and patent applications, inventions, discoveries, machines, manufactures, compositions, formulae, designs, methods, procedures, processes, new and useful improvements thereof and know-how relating thereto, whether or not patented or patentable; (B) copyrights and works of authorship, including computer applications, programs, software, files, databases, and related items; (C) trademarks, service marks, trade names, domain names, URLs, logos and trade dress and the goodwill of any business symbolized thereby; (D) trade secrets, drawings, lists and all other proprietary, nonpublic or confidential information, documents or materials in any media; and (ii) all registrations, applications, recordings and other legal protections or rights related to the foregoing.

“Know-How” shall mean all factual knowledge and proprietary information pertaining to the Licensed Products and used or useful in the development of the Licensed Products of a nature normally held in the industry as trade secrets or otherwise as confidential information, including, without limitation, all chemical, manufacturing, business, financial, formulation and scientific research data or information, whether or not capable of precise separate description.

“Licensed IP” shall mean the Intellectual Property acquired by Licensor from TDG pursuant to the APA, any patents issuing to Licensor from Future Footwear Applications and Future Continuations (as such terms are defined below in Section 3.1) and any Improvements on such Licensed IP.

“Licensed Process” shall mean any process that is protected or covered in whole or in part by the Licensed IP in the Footwear Field.

“Licensed Product” shall mean any products derived from the use, development to, and/or the improvement of the Licensed IP in the Footwear Field.

“Licensee” shall have the meaning set forth in the preamble of this Agreement.

“Licensor” shall have the meaning set forth in the preamble of this Agreement.

“Party” shall have the meaning set forth in the preamble of this Agreement.

“Parties” shall have the meaning set forth in the preamble of this Agreement.

“Sublicensee” shall mean any third party to whom Licensee grants a license to make, have made, use, and/or sell products or services under the Licensed IP, provided said third party has agreed in writing with Licensee to accept the conditions and restrictions agreed to by Licensee in this Agreement.

II.             LICENSE GRANT

2.1 License Grant.

(a) Effective from and after the Effective Date, Licensor hereby grants to Licensee an exclusive, non-revocable, fully paid-up, royalty-free (except as provided below in Article V) worldwide license in perpetuity to use the Licensed IP to make, have made, use, sell, have sold, import, export, have imported, have exported, distribute, have distributed, offer for sale, and otherwise commercially exploit Licensed Products and practice the Licensed Processes within the Footwear Field (“Footwear License”).  Notwithstanding anything herein to the contrary, the license grant to Licensee hereunder with respect to each patent within the Licensed IP shall expire with the respective patent’s expiration or termination of the Agreement, whichever occurs first.

(b)  Notwithstanding anything herein to the contrary, Licensee acknowledges and agrees that the foregoing Footwear License shall not supersede and shall be subject to the terms and conditions of the licenses and other agreements (collectively "Previous License Agreements") previously granted by TDG to third parties relating to the Intellectual Property, which Previous License Agreements are listed on Exhibit B to this Agreement.

(c) Licensor hereby acknowledges and agrees that the Licensee will not have any obligation to make, use, sell, import, offer for sale, or promote any Licensed Product.  Nothing in this Agreement or in the relationship between the Parties will be construed to impose such an obligation on Licensee.

(d) All rights not expressly granted to Licensee hereunder shall be deemed reserved by Licensor. For the avoidance of doubt, the grant of rights to Licensee set forth herein shall not be deemed to limit in any manner Licensor's rights to exploit or license the Licensed IP outside of the Footwear Field.

2.2 Improvements.

(a) In the event that Licensor develops Improvements to the Licensed IP, such Improvements shall be deemed to be within the definition of the Licensed IP granted to Licensee hereunder.  Further, to the extent that Licensor or Licensee develops Improvements to the Licensed IP, each party shall promptly disclose to the other Party all such Improvements.

(b)  Licensee acknowledges and agrees that all inventions and patent applications arising from Improvements to the Licensed IP made or developed by Licensee outside of the Footwear Field shall be the property of Licensor. Further, for any Improvements to the Licensed IP outside of the Footwear Field developed by Licensee, Licensee shall execute and deliver to Licensor any and all documents reasonably required by Licensor to vest in Licensor all right, title and interest in and to such Improvements to the Licensed IP.  Licensee hereby appoints Licensor as Licensee's attorney in fact to execute and deliver on behalf of Licensee any and all documents which may be necessary or desirable to vest in Licensor all right, title and interest in and to such Improvements to the Licensed IP outside of the Footwear Field.

(c)  To the extent that Licensee develops Improvements within the Footwear Field, Licensor acknowledges and agrees that Licensee shall be allowed to pursue and have ownership of inventions and patent applications from such Improvements within the Footwear Field made or developed by Licensee.  However, in the event that Licensee elects to pursue a patent application in such Improvements within the Footwear Field and such patent applications are to claim priority to one or more of the patent applications included in the Intellectual Property purchased by Licensor from TDG, such patent applications shall be treated as a Future Continuations as defined in and governed by Section 3.1 below and shall be the property of Licensor.  For the avoidance of doubt, patent applications pursued by Licensee toward Improvements within the Footwear Field that do not claim priority to patent applications included in the Intellectual Property purchased by Licensor from TDG shall be the property of Licensee.

2.3 Right to Sublicense.

(a) Licensee shall have the right to grant sublicenses with respect to the rights to the Licensed IP granted to Licensee hereunder, subject to the terms and conditions hereinafter set forth.

(b)  Licensee shall notify Licensor in writing of the initiation of license negotiations with any potential Sublicensee. Licensor shall have a right to approve (i) the Sublicensee, (ii) the form of sublicense agreement to be used by Licensee in connection with the sublicense to such Sublicensee of any rights to manufacture and/or sell Licensed Products, (ii) any changes to be made to material provisions contained in the form of approved sublicense agreement and (iii) any Licensed Products to be produced by Sublicensees. All such rights of approval shall be exercised reasonably and in good faith and without undue delay. In the event approval of a sublicense by Licensee is withheld by Licensor, Licensor shall notify Licensee in writing of the reason(s) for such withholding of approval. Licensee acknowledges and agrees that Licensor may withhold approval, inter alia, with respect to any sublicense proposed by Licensee that directly and materially interferes with any established license, contract, or business relationship between the Licensor and a third party. During the time period which is the lesser of (i) 12 months from the date hereof, or (ii) the term of the Consulting Agreement between Licensor and Licensee dated as of the Effective Date, Licensee shall not make an offer to sublicense any Licensed IP in the Footwear Field, make any presentations with respect to the Licensed IP in the Footwear Field to any potential sublicensee, or sublicense any of such Licensed IP in the Footwear Field to any sublicensee who sells both footwear and athletic apparel without the prior written consent of Licensor which may be granted or denied at the sole discretion of Licensor.

(c) Licensee shall provide Licensor with one fully executed copy of each sublicense agreement entered into by Licensee for the manufacture and/or sale of Licensed Products.

(d) Upon termination of this Agreement in accordance with Section 4.1, Licensor shall have the right, but not the obligation, to require that Licensee assign to Licensor any rights granted under a sublicense agreement for the manufacture and/or sale of Licensed Products entered into by Licensee and any Sublicensee.  Licensor shall exercise the foregoing right by delivering a written notice to Licensee specifying the specific sublicenses which Licensee shall assign to Licensor. Further, in the event that Licensor has exercised its right to require assignment of any sublicense agreement which includes a grant of intellectual property rights not owned by Licensor (“Licensee IP”), the Parties agree to negotiate the terms of the assignment of such sublicense to Licensor under this Section 2.3(b) so as to preserve Licensee's rights to such Licensee IP granted to such Sublicensee, it being agreed and understood by the Parties that such assignment shall not transfer to Licensor the rights to such Licensee IP.  If Licensor requests that Licensee assign any sublicense agreement to Licensor, Licensor shall assume all duties and obligations of Licensee pursuant to such assigned sublicense agreement consistent herewith. Nothing herein shall be construed as requiring Licensor to become the assignee of any sublicense agreement entered into by Licensee prior to the termination of this Agreement.

2.4 Intellectual Property Notices and Markings. Licensee agrees to mark in a conspicuous location on all Licensed Products and/or on all containers and packaging for any Licensed Products sold, manufactured, or otherwise controlled by Licensee the legal notice reasonably specified by Licensor, to the extent such Licensed IP is applicable to such Licensed Products. For purposes of Licensee’s compliance with this Section 2.4, reasonable legal notice specified by Licensor shall not require actions of Licensee, its Affiliates, or Sublicensees, beyond those sufficient to satisfy the relevant intellectual property marking laws or regulations of the jurisdiction(s) where the Licensed Products is/are to be made or offered for sale. Licensee shall require all of its Sublicensees to comply with the terms and conditions of this Section 2.4..

2.5 Quality Control. Licensee agrees that any Licensed Products (whether produced by Licensee or by any Sublicensee) shall comply with quality control standards and guidelines consistent with current uses of the Licensed IP in Licensed Products and with any quality control standards and usage guidelines which Licensor may require in like categories, from time to time.

2.6  Insurance.  In the event that Licensee manufactures any Licensed Products, Licensee shall obtain commercial liability insurance and products liability insurance with a net limit of liability of not less than $1 million. Licensee shall name Licensor as an additional insured under such insurance policies and shall provide Licensor with a certificate of insurance evidencing the limits of coverage and the designation of Licensor as an additional insured. In the event that Licensee enters into any sublicense agreements permitting such Sublicensees to manufacture and/or sell any Licensed Products, Licensee shall verify that all such Sublicensees have commercial liability insurance and  products liability insurance with a limit of liability of not less than $2 million for commercial liability and $1 million for products liability.

III.           FUTURE PATENT APPLICATIONS IN THE FOOTWEAR FIELD CLAIMING PRIORITY TO THE LICENSED IP

3.1  Future Footwear Applications.

(a)  By no later than 10 days after the first anniversary of this Agreement, Licensor agrees to file a continuation patent application claiming priority to one or more of the patent applications included in the Intellectual Property purchased by Licensor from TDG to be prepared and filed with the U.S. Patent and Trademark Office ("PTO") with patent claims relating to one or more products and/or components in the Footwear Field (the "Future Footwear Application”).  The prosecution and filing of such Future Footwear Application, and maintenance of any patents issuing from such Future Footwear Application, shall be the primary responsibility of Licensor.  For the avoidance of doubt, Licensee agrees not to file any Future Footwear Application without the approval of Licensor. Licensee shall be allowed to direct drafting and prosecution of the Future Footwear Application; provided, however, that the patent claims to be filed in the Future Footwear Application and any revisions to such patent claims during the prosecution of the Future Footwear Application shall be subject to the approval of Licensor, such approval not to be unreasonably withheld or delayed. In accordance with allowing Licensee to direct drafting and prosecution of the Future Footwear Application, Licensor agrees to keep Licensee advised as to all developments with respect to the Future Footwear Application (or patents issuing therefrom) and supply Licensee with copies of all correspondence and papers received or filed in connection therewith within ten (10) business days of receipt or filing thereof.

(b)  (i) In the event that Licensor does not file the Future Footwear Application within the time period provided for above in Section 3.1(a), Licensee shall have the right, but not the obligation, to file and prosecute the Future Footwear Application and maintain patents issuing from the Future Footwear Application, in the name of Licensor, subject to the limitations set forth in this Section 3.1(b).   Licensee shall consult with Licensor with respect to the claims to be contained in such Future Footwear Application, it being agreed and understood that the claims to be contained in such Future Footwear Application and any revision of the same shall be subject to the approval of Licensor, such approval not to be unreasonably withheld or delayed. Licensee shall also consult with Licensor with respect to the prosecution of such Future Footwear Application. Licensee agrees that any and all responses by Licensee to office actions by the PTO with respect to such Future Footwear Application, including any revisions or proposed revisions to claims contained in the Future Footwear Application, shall be subject to the approval of Licensor, such approval not to be unreasonably withheld or delayed. In accordance with allowing Licensee to direct drafting and prosecution of the Future Footwear Application, Licensor agrees to keep Licensor advised as to all developments with respect to the Future Footwear Application (or patents issuing therefrom) and supply Licensor copies of all correspondence and papers received or filed in connection therewith within ten (10) business days of receipt or filing thereof.

(ii)  In the event that Licensor has filed the Future Footwear Application as provided in Section 3.1(a) above but declines to continue the prosecution of the Future Footwear Application, Licensee shall have the right but not the obligation to continue to prosecute the Future Footwear Application in accordance with Section 3.1(b)(i). Licensor shall be required to notify Licensee in writing of Licensor's decision to decline to continue to prosecute the Future Footwear Application by no later than 30 days prior to the date when a next response is due to the PTO. If Licensee elects to continue to prosecute the Future Footwear Application as provided in Section 3.1(b)(i) above, Licensor shall have the same rights of approval with respect to the prosecution of such Future Footwear Application as are set forth above in Section 3.1(b)(i).

(c)  Licensee agrees to assume and pay all costs, expenses, and fees (including legal fees) associated with the preparation, filing, and prosecution of the Future Footwear Application, whether such filing and prosecution occurs pursuant to Section 3.1(a) or  Section 3.1(b).

(d)  In the event additional patent applications are filed at the request of Licensee that claim priority to the Future Footwear Application or other patent applications included in the Licensed IP (“Future Continuations”), Licensee agrees that the prosecution of such Future Continuations shall also be governed by Section 3.1(b) and that Licensee will assume and pay all costs, expenses, and fees (including legal fees) associated with the preparation, filing, and prosecution of such Future Continuations.  The filing of any such Future Continuations shall be subject to the approval of Licensor, such approval not to be unreasonably withheld or delayed.

(e)     For the avoidance of doubt, Licensor shall be the sole owner of any and all rights to any patents arising from any Future Footwear Application and any Future Continuations filed pursuant to Section 3.1 and the license granted to Licensee in this Agreement shall include all rights in the Footwear Field arising from such Future Footwear Application and any Future Continuations.

(f)   Licensee and Licensor shall mutually agree upon counsel to be used in filing and prosecution of the Future Footwear Application and any Future Continuations, and maintenance of any patents issuing from such Future Footwear Application and Future Continuations.

IV.           TERMINATION

4.1 Termination.

(a)  This Agreement may only be terminated by the mutual written agreement, at any time, between Licensee and Licensor, upon one hundred eighty (180) days' written notice to all Parties.

(b)      (i)  In the event of termination of this Agreement due to the mutual agreement of the Parties, the grant of rights from Licensor to Licensee with respect to the Licensed IP shall terminate and revert to Licensor. Licensee shall not grant to any third party any right to the Licensed IP after termination of the Agreement.

(ii) Upon termination of this Agreement due to the mutual agreement of the Parties, Licensee shall provide Licensor with written notice with respect to any proposed transactions for the sublicense of the Licensed IP and negotiate assignment of sublicensed rights in the Licensed IP to Licensor consistent with Section 2.3(b).

V.             ACCOUNTING

5.1  Compensation for Licensor and the Series B Preferred Members.

(a) Licensee shall pay to Licensor and the Series B Preferred Members the following shares of Licensee revenues from the sale of Licensed Products or Components (as defined below):

 (i) if Licensee sells any Licensed Products, Licensee shall pay Licensor a royalty equal to 2% of Licensee Revenues (as defined below) and Licensee shall pay the Series B Preferred Members an aggregate royalty equal to 2% of Licensee Revenues. Such 2% aggregate royalty payable to the Series B Preferred Members shall be divided among the Series B Preferred Members in proportion to their interests in the Series B class of securities of TDG.

For purposes of this Agreement, “Licensee Revenues” shall mean for Licensed Products, any amounts invoiced and received by Licensee or, if no invoice is made, any amounts paid to Licensee with respect to the manufacture, use, lease, transfer, distribution, sale, or consignment of any Licensed Products, less (i) discounts, freights, taxes (including sales taxes, value-added taxes, product or service taxes, and domestic and foreign taxes), and duties in each case provided that they are set forth on any invoice applicable to such Licensed Products; (ii) rebates actually paid or credited to the retailer or distributor for such Licensed Products (including volume rebates, logistics rebates, co-op advertising rebates, or rebates for business development); and (iii) returns and bad debts not paid by any retailer or distributor applicable to such Licensed Products subject to a cap on deductions for returns and bad debts of 5% of Royalty Revenue in any calendar year. With respect to any sales of Licensed Products that are made by Licensee to an affiliate of Licensee, any sales where Licensed Products are bundled together with other products, or sales that are otherwise not arms-length transactions, notwithstanding the foregoing, the Licensee Revenues for the sale of each Licensed Product shall be the average invoiced selling price for Licensed Products similar to the Licensed Products sold by the Licensee during the preceding twelve (12) month period.

(ii) if Licensee enters into any agreement with a Sublicensee for such Sublicensee to produce and sell Licensed Products, Licensee shall pay Licensor an amount equal to 10% of Licensee Receipts (as defined below) and Licensee shall pay the Series B Preferred Members an aggregate royalty of 10% of Licensee Receipts. Such 10% of Licensee Receipts payable to the Series B Preferred Members shall be divided among the Series B Preferred Members in proportion to their interests in the Series B class of securities of TDG.

For purposes of this Agreement, Licensee Receipts shall mean any and all amounts received by Licensee from such Sublicensee (including, without limitation, any advances, royalties or minimum guarantees) in respect of the sale of products pursuant to the agreement with such Sublicensee.

(iii) if Licensee enters into any agreement with a third party to sell to such third-party components (including, without limitation, insoles) utilizing Licensed IP in the Footwear Field ("Components") to be used by such third-party in the manufacture of Licensed Products or other products, Licensee shall pay Licensor an amount equal to 4% of  Licensee Manufacturing Revenues (as defined below) and Licensee shall pay the Series B Preferred Members an aggregate royalty of  4% of Licensee Manufacturing Revenues. Such 4% of Licensee Manufacturing Revenues payable to the Series B Preferred Members shall be divided among the Series B Preferred Members in proportion to their interests in the Series B class of securities of TDG.

For purposes of this Agreement, Licensee Manufacturing Revenues shall mean any and all amounts received by Licensee from third parties with respect to the sale of Components by Licensee to such third parties without any deductions. For the avoidance of doubt, if Licensee enters into an agreement with a Sublicensee pursuant to which the Sublicensee is paying both Licensee Receipts and  Licensee Manufacturing Revenues to Licensee, Licensee shall pay the amount equal to 10% of Licensee Receipts with respect to the payments received from such Sublicensee on the sale of the Licensed Products and the amount equal to 4% of Licensee Manufacturing Revenues on the sale by Licensee to Sublicensee of the Components.

(b)      In the event that (i) Licensor offers to provide Licensee with an introduction to a third party with whom Licensee has not previously had contact with or been introduced to, and (ii) Licensee confirms in writing that Licensor should provide Licensee with such introduction or Licensee negotiates a sublicense agreement with such third-party, Licensee agrees to pay Licensor a finder's fee equal to 10% of the amounts received by Licensee from such sublicense agreement. Such finder's fee shall be in addition to the amounts to be paid by Licensee to Licensor and Series B Preferred Members pursuant to Section 5.01 (a) above. Any such finder's fee shall be payable to Licensor in accordance with Section 5.01 (c) below.

(c)       Within forty-five (45) days after the end of the calendar quarter in which the initial shipment of Licensed Products is made, and thereafter within forty-five (45) days after the end of each calendar quarter, Licensee shall furnish to Licensor and to the Series B Preferred Members complete and accurate statements of account certified to be accurate by Licensee showing the number, description, gross sales price, itemized deductions from gross sales price with respect to Licensed Products sold by Licensee, any Licensee Receipts received by Licensee from Sublicensees, any Licensee Manufacturing Revenues received by Licensee, and computation of the amounts due Licensor and the Series B Preferred Members pursuant to Section 5.1 (a) (i)-(iii)  above. Licensee shall provide such statements to Licensor and to the Series B Preferred Members whether or not any of the Licensed Products have been sold during said calendar quarter or whether any Licensee Manufacturing Revenues have been received for such calendar quarter. It is understood that timely rendering of all statements required hereunder is essential under the terms of this Agreement. Each statement of account shall be accompanied by a payment to Licensor and the Series B Preferred Members of their respective shares of the Licensee Revenues, Licensee Receipts and Licensee Manufacturing Revenues. The receipt or acceptance by Licensor and/or the Series B Preferred Members of any of the statements hereunder, or any payments made hereunder, or the cashing of any check paid hereunder, shall not preclude Licensor and/or the Series B Preferred Members from questioning the correctness thereof at any time. In the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified by Licensee and the appropriate payment shall be made by Licensee to Licensor and the Series B Preferred Members within thirty (30) days of such discovery.

(d)      At its principal place of business, Licensee shall keep and maintain accurate books and records of the transactions underlying the statements of account to be furnished hereunder.  Licensee shall allow representatives of Licensor and/or the Series B Preferred Members during regular office hours, upon reasonable notice and at reasonable intervals (not to exceed once per calendar year), to audit and make copies of such books and records for the purpose of ascertaining the correctness of such statements. If any such audit shall disclose any deficiency of ten percent (10%) or more, Licensee shall pay, in addition to such deficiency, the actual and reasonable cost of such audit not to exceed two-times the amount of such deficiency. All books and records shall be kept available for at least three (3) years after the termination or expiration of this Agreement.

VI.            PROTECTION OF LICENSED TECHNOLOGY

6.1 Legal Action. Except as set forth below, Licensor shall maintain sole control and discretion over the prosecution and maintenance with respect to all rights, including all intellectual property rights in and to the Licensed IP.

6.2 Protection of Intellectual Property Rights.

(a) Licensor and the Licensee shall cooperate to police diligently the Licensed IP.  Licensee shall promptly notify Licensor in writing of any unauthorized use, infringement, misappropriation, dilution or other violation of the Licensed IP of which it becomes aware.

(b) Licensor shall have the primary right, but not the obligation, to bring and control any suits against any unauthorized use, infringement, misappropriation, dilution or other violation of the Licensed IP.  Licensor shall be entitled to retain the entirety of any award arising from such suit except as otherwise provided for herein or the APA. Licensee agrees to cooperate with Licensor in any litigation or other enforcement action that Licensor may undertake to enforce or protect the Licensed IP in the Footwear Field and, upon Licensor's request, to execute, file and deliver all documents and proof necessary for such purpose, including being named as a Party to such litigation as required by law. Licensee shall have the right to participate and be represented in any such action, suit or proceeding in the Footwear Field by its own counsel at its own expense. Licensee shall have no claim of any kind against Licensor based on or arising out of the Licensor's handling of or decisions concerning any such action, suit, proceeding, settlement, or compromise, and the Licensee hereby irrevocably releases Licensor from any such claim; provided, however, that Licensor shall not settle, compromise or voluntarily dispose of any such action, suit or proceeding in a manner that would materially restrict the rights or benefits of Licensee pursuant to this Agreement without the prior consent of Licensee, which consent shall not be unreasonably withheld, delayed or conditioned. In the event that Licensor elects not to exercise this right to bring and control any suits against any unauthorized use, infringement, misappropriation, dilution or other violation of the Licensed IP (including with respect to the Footwear Field), Licensee, upon prior written approval from Licensor, may bring such suit, and Licensor agrees to reasonably cooperate with Licensee, including being named as a party to such suit. If Licensee elects to bring such suit, Licensee shall be entitled to that portion of any award based upon the actual damage to the Licensee directly resulting from such unauthorized use, infringement, misappropriation, dilution or other violation of the Licensed IP in the Footwear Field and to the reimbursement of Licensee's attorney's fees from that award with the balance of the award to be paid to Licensor. If Licensor consents to Licensee bringing suit against any infringer of the Licensed IP (including with respect to the Footwear Field), Licensee may not settle, compromise or voluntarily dispose of any such action, suit or proceeding without the prior written consent of Licensor. If Licensor consents to the Parties bringing any suit jointly against any infringer, after the Parties have been reimbursed for their attorneys' fees, Licensee shall be entitled to that portion of any award based upon the actual damage to the Licensee directly resulting from such unauthorized use, infringement, misappropriation, dilution or other violation of the Licensed IP with the balance of the award to be paid to Licensor. If Licensor consents to the Parties bringing any suit jointly, such suit may not be settled, compromised or voluntarily disposed of by Licensee without the prior written consent of Licensor.

(c)  Each Party shall bear the costs, fees and expenses incurred by it in complying with the provisions of this Section 6.2, including those incurred in bringing or controlling any such suits.

VII.          INDEMNIFICATION AND LIMITATIONS ON LIABILITY

7.1 No Duty to Indemnify. Except as provided in the APA, neither Licensee nor Licensor shall under any circumstances, be obligated to indemnify, defend, or hold the other Party or their respective representatives, officers, directors, stockholders, employees, agents, or assigns, harmless from any liability, claims, demands, causes of action, judgments, damages, or expenses which the other Party may incur or become liable for as a result of the other Party’s, its licensees’, or its sublicensees' use of the Licensed IP in accordance with this Agreement.

7.2 Disclaimer of Consequential and Special Damages. TO THE MAXIMUM EXTENT PERMITTED BY LAW, NEITHER PARTY NOR ANY RELATED ENTITY THEREOF SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY, ANY RELATED ENTITY THEREOF OR ANY OTHER THIRD PERSON FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER A PARTY OR ANY RELATED ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

VIII.         CONFIDENTIALITY

8.1 Confidentiality. The Parties agree that all information which is communicated from time to time by them to each other and their respective agents, accountants, and employees in connection with this Agreement (whether oral, electronic or written of any kind or nature), or which is confidential and proprietary to the person disclosing the same or which is technical confidential information belonging to one Party that was already in the possession of the other Party as of the Effective Date shall be deemed secret and confidential ("Confidential Information"). Notwithstanding the foregoing, the term "Confidential Information" shall not apply to (i) information in the public domain or that becomes public through disclosure by any party other than the Parties to this Agreement, so long as such other Party disclosing such information is not in breach of a confidentiality obligation to one of the Parties to this Agreement, and (ii) information that may be required to be disclosed by applicable law.  The Parties agree that the Confidential Information received by them from the other will be maintained in confidence and that the same will not be disclosed to or used by any person, firm, or undertaking except their own agents and employees, subcontractors or distributors hereunder who need to know and/or use such Confidential Information for the purposes of this Agreement. Any such person given access to Confidential Information shall be subject to confidentiality provisions by agreement with Licensor or Licensee no less restrictive than those set forth herein. If either Party is required by law to disclose any Confidential Information it has received, it will take reasonable efforts to minimize the extent of any required disclosure and to obtain an undertaking from the recipient to maintain the confidentiality thereof. Each Party will cooperate with the other Party in seeking to maintain the confidentiality of such Confidential Information, including marking such Confidential Information as confidential and protecting against unauthorized access to the Confidential Information. Each Party's obligations under this Section 8.1 shall terminate, with respect to any particular information, five (5) years after the date of disclosure of such information; provided, however, that each Party's obligations under this Section 8.1 with respect to any technical information that the providing Party protects as a trade secret shall be kept confidential for five (5) years or such longer period as such information has not become publicly and readily available in the marketplace to third parties.

IX.           RIGHT OF FIRST REFUSAL

9.1. Right of First Refusal.    If Licensee proposes to sell to a third party, any rights in the Future Footwear Application, Future Continuations, or patents issuing from either the Future Footwear Application or Future Continuations (the “Offered Assets”) whether as part of the sale of intellectual property rights or pursuant to a merger or sale of the entire business of which the Offered Assets are a part of, or a sale of all or substantially all of the assets of such business including the Offered Assets, Licensee will first provide Licensor with written notice of such proposal, including all material terms and conditions thereof (the "First Refusal Notice").  For thirty (30) days following receipt of the First Refusal Notice, Licensor shall have the option to purchase from Licensee the Offered Assets upon the terms and conditions set forth in the First Refusal Notice. In the event Licensor elects to purchase the Offered Assets from Licensee, Licensor shall give written notice of its election to Licensee within such thirty (30) day period and the Parties shall negotiate a mutually agreeable agreement for the purchase of the Offered Assets within sixty (60) days of such written notice of its election. If Licensor does not elect to purchase the Offered Assets, Licensee may, within the thirty (30) day period following the expiration of the right of first refusal granted to Licensor (and consistent with other terms of this Agreement), sell the Offered Assets to the proposed transferee, provided that this sale shall not be on terms and conditions more favorable to the purchaser than those contained in the First Refusal Notice and provided further that such sale  shall comply with Section 10.7 below. This Section 9.1 shall not apply to sales or assignments of the Offered Assets to any Affiliate of the Licensee.

9.2  Sale Proceeds.   If Licensor has failed to exercise its right of first refusal pursuant to Section 9.1 above, and the Offered Assets are sold by Licensee (whether as part of the sale of intellectual property rights or pursuant to a merger or sale of the entire business of which the Offered Assets are a part of, or a sale of all or substantially all of the assets of such business including the Offered Assets), Licensee shall pay Licensor an amount equal to 5% of the Sale Proceeds (as defined below) from such transaction. For purposes of this Agreement, Sale Proceeds shall mean the sum of the total proceeds and other consideration paid (including amounts paid or to be paid into escrow) without any deductions. Sale Proceeds shall also include any delayed or deferred payments including contingent payments and any extraordinary dividends, any payments in respect of covenants not to compete and covenants not to solicit and any payments made to Licensee with respect to any employment agreement or consulting agreement with the purchaser. If any portion of the Sale is paid in the form of assets other than cash, the value of such non-cash consideration shall be the fair market value thereof. Licensee shall pay Licensor such 5% of the Sale Proceeds on the closing of the transaction.

X.             MISCELLANEOUS

10.1 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by an authorized officer of each Party. Any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by an authorized officer of the Party granting such waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.2 Headings. Any table of contents and the article, section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

10.4 Entire Agreement. This Agreement and the APA constitute the entire agreement between the Parties hereto with respect to the subject matter hereof, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the Parties, oral and written, with respect to the subject matter hereof.

10.5 Governing Law. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS OR ANY OTHER LAW THAT WOULD MAKE THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF TEXAS APPLICABLE HERETO.

10.6 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.7 Assignment. Neither Party may assign any rights or obligations hereunder without the prior express written consent of the other Party, which consent shall not be unreasonably delayed, conditioned, or withheld; except, however, that each Party may assign, sell, or transfer their respective rights and obligations hereunder without permission of the other Party, to (i) any Affiliate of such Party; or (ii) a third party pursuant to a merger or sale of the entire business or all or substantially all assets of such Party.  Any assignment or transfer of rights or obligations pursuant to this Section 10.7 by a Party shall be conditioned on the proposed assigns or successors assuming in writing all of the obligations of such Party.  Further, any assignment of rights and obligations of this Agreement under this Section 10.7 by a Party shall be communicated to the other Party in writing within seven (7) days of such assignment.  Any other attempted delegation or assignment, in whole or in part, of rights or obligations under the Agreement inconsistent with this Section 10.7 shall be void and of no force or effect.

10.8 Costs. Licensee shall be solely responsible for all costs and expenses associated with the exploitation of the Licensed IP granted to Licensee pursuant to this Agreement and the development and marketing of products relating to the same.

10.9 Force Majeure and Hardship. The Parties will not be liable for any failure to perform as required by this Agreement, to the extent such failure to perform is caused by any reason beyond the control of either Party, such as labor disturbances or disputes, governmental policy, civil disorders, acts .of aggression, acts of God, failure of public utilities, disease or similar occurrences.  Each Party will notify the other immediately should any such contingencies occur.

10.10 Binding Nature; Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

10.11 Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof, which shall remain in full force and effect, for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party.

10.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

10.13 Interpretation.  Any reference to any federal, state, local or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LICENSOR

PINWREST DEVELOPMENT GROUP, LLC

By:	/s/

LICENSEE

/s/ Mark Dodd
Mark Dodd

Agreed to and Accepted With Respect to Article V:

SERIES B PREFERRED MEMBERS:

OAK STREAM INVESTORS II, LTD.

By:	OAK STREAM RANCH, INC.
General Partner

By:	/s/ Jack D. Furst
JACK D. FURST
Chairman of the Board

PARAMOUNT CAPITAL
INVESTMENTS (PRIVATE EQUITY), LLC

By:	/s/ C. Randal Hill
C. RANDALL HILL
Chief Executive Officer

STELAC SPV VIII LLC
By:	STELAC CAPITAL PARTNERS LLC
Managing Member

By:	/s/ Carlos M. Lopez-Ona
CARLOS M. LOPEZ-ONA
Managing Partner

/s/ Greg S. Oliver
GREG S. OLIVER

/s/ David B. Feldman
DAVID B. FELDMAN

Exhibit A

The Intellectual Property purchased by Licensor under the APA includes, but is not limited to, United States patents and patent applications including:

U.S. Patent 8,220,072
U.S. Patent Application Ser. No. 12/471,252
U.S. Patent Application Ser. No. 12/945,627
U.S. Patent Application Ser. No. 13/545,381

Exhibit B

1. The Exclusive Sales Agreement dated July 7, 2011 between IsoBlox LLC and Wilson Sporting Goods Co.

2. The License Agreement dated May 16, 2008 between Licensor and STX, LLC.